Exhibit 99.1

News Release

Investor Contact:	Nicole McIntosh	Press Contact:	Roger Hoadley
	Directors of Investor Relations		Director of Communications
	(913) 236-1880		(913) 236-1993

Tax Arbitration Panel Rules Against Waddell & Reed

OVERLAND PARK, KS, August 17, 2006/PRNewswire/ — Waddell & Reed Financial, Inc. today announced that the Arbitration Panel adjudicating the previously disclosed tax matter between the Company and Torchmark Corporation, its former parent, has ruled against the Company.  The arbitration involved a dispute over the Tax Disaffiliation Agreement between the companies and to amounts related to Kansas state tax refunds and reductions in taxes for tax years 1993-1997.  The Panel determined that the Company owes Torchmark $7.4 million.  A reserve previously established for this matter largely covers this exposure.  As such, any remaining amount not covered by this reserve will be immaterial to the Company’s earnings.  With the conclusion of this matter, all outstanding litigation between the Company and Torchmark is now resolved.

Forward-Looking Statements

The statements in this press release relating to matters that are not historical facts are forward-looking statements based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict.  Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.  Should one or more of these risks materialize or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  We assume no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.